                                                                   EXHIBIT 10.20



                            AIRPORT USE AGREEMENT
                    (Consolidated as of February 1, 1991)


                                   Between

                                     The

                               CITY OF ATLANTA

                                     and

                               AIR SOUTH, INC.

                                      At

                          The William B. Hartsfield
                        Altanta International Airport

                               Atlanta, Georgia

                              TABLE OF CONTENTS

ARTICLE                          TITLE                            PAGE
-------                          -----                            ----
    I.  Definitions                                                2

   II.  Term                                                       4

  III.  City to Maintain and Operate Airport                       4

   IV.  Rights and Privileges                                      4

    V.  Right to Purchase Materials and Services                   6

   VI.  Basic Landing Fee                                          7

  VII.  Field Improvements Landing Fees                            8

 VIII.  Land Rentals                                              12

   IX.  Uniform Application of Landing Fees                       14

    X.  Revised Field Improvements in Basic Landing Fees          15

   XI.  Rules and Regulations                                     15

  XII.  Indemnity                                                 16

 XIII.  Insurance                                                 16

  XIV.  Assignment                                                17

   XV.  Airport Operation in the Public Interest                  18

  XVI.  Airport Revenues to be used for Airport Purposes          18

 XVII.  Termination by the City                                   19

XVIII.  Termination by the Airline                                20

  XIX.  Termination Notices                                       20

   XX.  Continued Performance not a Waiver                        21

  XXI.  Invalid Provisions                                        21

 XXII.  Notices, Consents, and Approvals                          22

TABLE OF CONTENTS continued - Page 2 of 2

ARTICLE                        TITLE                           PAGE
-------                        -----                           ----

XXIII.       Termination of Other Agreements                   23

 XXIV.       Land Use Plan for Existing Airport Approved       23

  XXV.       Audits by Airlines                                23

 XXVI.       Security Violations                               24


Appendix I   Authorizing Resolution             (Reference page 2)

Schedule I   1967-72 Airfield Improvements Program
                  W/Exhibits A, B, and C        (Reference page 8)


Schedule II  Revised Field Improvements (FY-66 Program)
                                               (Reference page 15)

Addendum To The
Airport Use Agreement Field Improvement Landing Fees
                                           (Reference page 8 & 10)

                            AIRPORT USE AGREEMENT

GEORGIA. . . . . .FULTON COUNTY

        THIS AGREEMENT, made and entered into on the _____ day of _______________, 1994, by and between the CITY OF ATLANTA, a municipal corporation of said state and county, hereinafter referred to as the "City," and AIR SOUTH, INC., a corporation organized and existing under and by virtue of the laws of the State of Illinois, hereinafter referred to as the "Airline,"

                        W I T N E S S E T H   T H A T:


        WHEREAS, the City owns and operates an airport known as the William B. Hartsfield Atlanta International Airport ("Airport"), located partially in Fulton County and partially in Clayton County, Georgia; and


        WHEREAS, the Airline is engaged in the business of air transportation with respect to persons, property, and mail; and

        WHEREAS, the Airline desires to conduct its business at the Airport under an Airport Use Agreement identical to that Agreement now in effect between the City and the existing Atlanta Airlines dated February 3, 1967, as amended through Amendment No. 6 dated April 1, 1982, as termed the "Consolidated Airport Use Agreement", and further amended by Amendment No. 1 to the Consolidated Airport Use Agreement; and

        WHEREAS, this Agreement has been made identical to the said existing Airport Use Agreements by incorporating into one consolidated document the said original Airport Use Agreement dated February 3, 1967, and all six amendments thereto, and Amendment No. 1 to the Consolidated Airport Use Agreement; and

        WHEREAS, the execution of this Agreement on the part of the City has been authorized by the Council of the City by resolution adopted
_______________ and approved _______________________, a copy of same being attached hereto as Appendix I and made a part hereof by reference.

        NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises and mutual covenants and agreements herein contained, the parties hereto do hereby agree, each for itself and its successors and assigns, as follows:

                               I.  DEFINITIONS

        The phrases set forth below, for the purposes of this Agreement, shall have the following meanings:

        Basic Landing Fee. The basic charge made by the City against each of the Atlanta Airlines as a landing fee, based upon the rate of Sixteen Cents ($0.16) per 1,000 pounds of the Federal Aviation

Administration Maximum Certificated Gross Landing Weight of the aircraft at the Airport.

        Initial Field Improvements Landing Fee. The pro-rata annual charge made by the City against each of the Atlanta Airlines as a Field Improvements Landing Fee, designed to cover the City's costs of the 1967-72 major airfield improvements program, approved by a Majority In Interest of the Atlanta Airlines, and pro-rated among the Atlanta Airlines on the basis of their respective Basic Landing Fees.

        Additional Field Improvements Landing Fee. The pro-rata annual charge made by the City against each of the Atlanta Airlines as a Field Improvements Landing Fee, designed to cover the City' costs of all major airfield improvements, other than the 1967-72 major airfield improvements program, approved by a majority in interest of the Atlanta Airlines, and pro-rated among the Atlanta Airlines on the basis of their respective Basic Landing Fees.

        Atlanta Airlines. All of the airlines serving the Atlanta Airport now or in the future who hold certificates from the Civil aeronautics Board, or its successor, and who have entered into an Airport Use Agreement to transport passengers, mail, and property to and from the Airport on a regularly scheduled basis.

        Majority In Interest of the Atlanta Airlines. Any four or more of the Atlanta Airlines which together paid at least ninety percent (90%) of the total Basic Landing Fees during the preceding twelve (12) month period.

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                                  II.  TERM



        The rights and privileges granted under this instrument shall be effective as of the 15th day of August, 1994, and ending on the 21st day of September, 2010.

                  III.  CITY TO MAINTAIN AND OPERATE AIRPORT


        The City shall maintain and keep in good repair the Airport, its appurtenances, facilities, and services and shall maintain and operate the Airport in all respects in a manner at least equal to generally accepted standards for other airports in the United States of similar size and character.

                          IV.  RIGHTS AND PRIVILEGES


        The Airline shall have the right in common with others to use the Airport and appurtenances, together with all facilities, improvements, equipment, and services of the Airport, not exclusively leased to others, and the right of free ingress and egress to, from, and over said Airport, and any and all roads which the City controls leading thereto and therefrom, which rights shall be for the benefit of the Airline, its employees, passengers, suppliers of materials, furnishers of services, patrons, and invitees.

        In its use of the Airport, the Airline and its employees may use, in common with other licensees and lessees at the Airport and their employees, any vehicular parking spaces which may be designated by Airport management for the use of such persons; and the

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Airline shall have the right, in any premises leased by it from the City, or otherwise available for such purposes, in common with others to locate, maintain, and operate full aircraft servicing facilities, storage space for aircraft, equipment, machinery, and any and all other materials necessary for the conduct of its business, repair shops for the repairing and servicing of its aircraft, engines, run-up stands, instruments, propellers, accessories, and other machinery, tools, automobiles, trucks, tractors, and any and all other facilities and equipment as may be needed or used by the Airline in the conduct of its business, a general office, and any other facilities necessary or convenient to the operation of an air transport business.

        The Airline shall have the right to exchange, dispose of and sell third parties such of its equipment, machinery, supplies, parts, and any other materials held or used for purposes of the conduct of its business, when the same shall not be needed in the operation of that business; provided that such exchange, sale, or disposition shall not be construed as authorizing the conduct of a separate business by the Airline. In addition to the servicing of its own aircraft, the Airline shall have the right to service, handle, or maintain the aircraft of other regularly scheduled air carriers, when such servicing, handling, or maintenance shall be performed pursuant to an agreement between the Airline and such other carrier for a mutual exchange of such services; but this provision shall not be construed to grant to the Airline any right or privilege to conduct an independent business in the nature of a fixed base operator. Further, the Airline shall have the right, consistent with the public safety, to train its own personnel, personnel of other regularly scheduled air carriers, and personnel of the United States Government.

        The privileges granted in the preceding paragraphs are subject to and contingent upon the existence of adequate and suitable space within the confines of the Airport, which now or in the future may be available for any given use. For this purpose, the City shall not maintain an unreasonable or arbitrary position as to the availability of space for the uses requested.

                 V.  RIGHT TO PURCHASE MATERIALS AND SERVICES

        Materials or services may be purchased or otherwise obtained by the Airline from any person, firm, corporation, or other legal entity, of its choice, and no charge, fee, or toll, and no unreasonable or discriminatory limitations or restrictions shall be imposed by the City, directly or indirectly, against the Airline, its suppliers of materials or furnishers of services (except business licenses generally imposed by the City for doing business in the City and charges imposed for direct services furnished by way of water, sewer, and garbage), for furnishing personal property to the Airline or for selling personal property or services to the Airline, for purchasing, using, consuming, or storing personal property for the Airline or for selling personal property to, or withdrawing, handling, transporting, picking up, delivering, loading or unloading air freight or any cargo or personal property for or to the Airline.

                            VI.  BASIC LANDING FEE


        At the inception of this Agreement, the Airline shall pay to the City each month a Basic Landing Fee computed at the rate of Sixteen Cents ($0.16) per 1,000 pounds of the Federal Aviation Administration (or its successor agency) Maximum Certificated Gross Landing Weight of each aircraft scheduled to land at the Airport during such month as shown in the time tables of the Airline on file with the Civil Aeronautics Board (or its successor agency) as of the first day of such month. Cancellations, extra sections, and any other landings shall not be taken into account when computing the Basic Landing Fee.

        In any event, for the purposes of the Basic Landing Fee, the minimum charge per aircraft landing shall be Six and No/100ths Dollars ($6.00).

        The Basic Landing Fee shall be due and payable on or before the 15th day of the month for which it is due, or within ten (10) days following the billing by the City, whichever may be later. The Airline will furnish to the City appropriate data necessary to compute the Basic Landing Fee for the month.

        The Basic Landing Fee is now being renegotiated with the Atlanta Airlines and is subject to change during the remaining period of this Agreement. The Airline hereby agrees to pay any Basic Landing Fee resulting from such negotiation beginning on receipt of notice from the City's Aviation General Manager.

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
                    VII.  FIELD IMPROVEMENTS LANDING FEES

        With respect to the major airfield improvements which the City undertook with the approval of a Majority In Interest of the Atlanta Airlines and substantially completed under the 1967-72 Airfield Improvements Program (a copy of which is attached hereto as Schedule I), as amended, the City issued Airport Revenue Bonds and established a Field Improvements Landing Fee which, from the effective date of said Amendment No. 6, has been designated and shall continue to be designated hereunder as the annual Initial Field Improvements Landing Fee. Such annual Initial Field Improvements Landing Fee shall be determined at all times by use of the following procedure:

(a) Multiply the City's costs of said improvements by the average amount required for annual principal and interest payments on the said Airport Revenue Bonds issued in connection with the 1967-72 Airfield Improvements Program; and

(b) Divide the product obtained in (a) above by the principal amount of the bond issue referred to in (a) above; and

(c) Multiply the quotient obtained in (b) above by one and one-third (1&1/3) representing the debt service coverage required; and

(d) At the inception of this Agreement, Initial Field Improvement Landing Fees shall be paid in accordance with the "Addendum To The Airport Use Agreement" attached hereto and made a part hereof by reference; thereafter, the City shall allocate annually to the Airline a portion of the product obtained in (c) above based upon the ratio of the Basic Landing Fees paid by the Airline during the twelve (12) month period immediately preceding May 1 of each year to the total Basic Landing Fees paid by all of the Atlanta Airlines during that period. The Airline's proportionate share of said annual Initial Field Improvements Landing Fee shall be paid in equal monthly installments, in advance, during the period that the City's Airport Revenue Bonds issued to finance the 1967-72 major airfield improvements remain outstanding, subject to any credits provided for in said Agreement as amended.

        With respect to other major airfield improvements (including acquisition of land and site preparation thereof for a second air carrier airport for the Atlanta area), for which annual Additional Field Improvements Landing Fees are required, the City shall submit to the Atlanta Airlines a summary of each proposed airfield improvement and justification therefor and, if a Majority-In-Interest of the Atlanta Airlines approve the proposed improvement, the City will then undertake to diligently accomplish said improvement in accordance with said proposal and all terms, conditions, and provisions attendant thereto. The Airline agrees to pay its proportionate share of the City's costs of such approved improvement in the form of an annual Additional Field Improvements Landing Fee. Such annual Additional Field Improvements Landing Fee shall be determined by use of the following procedure:

        (a) Determine the City's net cost of said improvement(s), including architectural, engineering and inspection fees; amounts paid for materials, equipment, labor and services; insurance and performance bonds; fees and expenses associated with the issuance of Airport Revenue Bonds; and any interest on such bonds which has been capitalized during the period of design and construction of such

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improvement(s); less credits for interest earned or accrued on the various bond funds utilized to finance said improvement(s) between the date of delivery of the bond proceeds and the date of beneficial use of the improvement(s) and any capitalized interest on the bonds issued to finance said improvement(s) on hand as of said date; and

    (b) The City's said net cost of such improvement(s) shall be recovered by the City by multiplying such cost by the factor representing (i) the City's actual average annual interest cost on such bonds and (ii) the repayment of principal and interest on a level debt basis with monthly payments in advance over the period commencing as of the date of beneficial use of the improvement(s) or on the date that the City is required to begin sinking fund principal payments, whichever is earlier, and ending as of September 20, 2010; and

    (c) Multiply the product obtained in (b) above by 1.20 (120%) representing the debt service coverage required; and (d) At the inception of this Agreement, Additional Field Improvement Landing Fees, shall be paid in accordance with the "Addendum To The Airport Use Agreement" attached hereto and made a part hereof by reference; thereafter, the City shall allocate, annually, to the Airline a portion of the product obtained in (c) above based upon the ratio of the Basic Landing Fees paid by the Airline during the twelve (12) month period immediately preceding May 1 of each year to the total Basic Landing Fees paid by all of the Atlanta Airlines during that period.

    Said annual Additional Field Improvements Landing Fees shall be paid in equal monthly installments, in advance, commencing on the date such improvements are ready for beneficial use or on the date on which the City is required to begin sinking fund principal payments, whichever is earlier, and the City shall give written notice of such date to the Airline.

     The City covenants and agrees to use its best efforts to obtain all possible financial aid from any and all federal and state sources from which such aid might be or become available to assist in the financing of improvements, including land acquisition, provided for hereunder. All financial aid received by the City, which is based upon and attributable to all or part of the projects provided for hereunder, shall be held in trust for the Atlanta Airlines by the City of Atlanta. The Commissioner of Finance, acting on behalf of the City of Atlanta, shall be authorized to make disbursements in whole or in part, as requested by the Airline, from the Airline's pro-rata share of funds held in escrow for the Atlanta Airlines. Disbursement shall be made by the Commissioner of Finance not later than twenty-one (21) days after receiving an official written request from the Airline, specifying any of the following disbursements:

1.  Credit toward the payment of Field Improvements Landing Fees;

2. Credit toward construction costs of any project at Hartsfield Atlanta International Airport; or

3.  Direct return to the Airline.

       Funds held in escrow shall be pro-rated among the Atlanta Airlines then serving the Airport in the same pro-ration upon which Additional Field Improvements Landing Fees are paid in the year in which said aid is received. Interest shall be computed, as of the end of the last month prior to receiving said written request, by multiplying the total interest yield, expressed as a percent, by the

Airline's pro-rated share of escrowed funds.

    Each additional airfield improvement program agreed to hereunder will include an agreement as to Minority and Female Business Enterprise participation in such airfield improvement program.

    The Field Improvements Landing Fees payable by the Atlanta Airlines shall be subject to such credits as may be allowable from time to time under the provisions of this Agreement.

                              VIII. LAND RENTALS

    With respect to land rentals of properties acquired, in the cost of which the Atlanta Airlines participate as contemplated in Article VII of this Agreement, where any such property is leased to one of the Atlanta Airlines, the annual land rental shall be fixed at 8% of the City's average net direct cost per acre of the property (as that term is hereinafter defined). The term "the property" as used in this paragraph shall mean all property acquired under the Airfield Improvements Program which is current on the execution date of the lease (e.g., for purposes of a lease executed during 1971, reference would be made to properties acquired under the 1967-72 Airfield Improvements Program). Such average net direct cost shall be determined on the basis of (a) the price of the fee simple title, (b) plus the direct expense of acquisition, (c) plus or minus the cost or credit resulting from the razing of any structures on the property, (d) less Federal or State Grants, all as finally determined. Pending such final determination, the land rental shall be an estimated figure determined by the City upon a reasonable basis. At such time as the said average net direct cost becomes known, final calculation of the land rental shall be made; and an immediate adjustment between the parties shall be effected so as to accomplish payment of the proper rental.

     Should the City lease any such property to a party other than one of the Atlanta Airlines, the annual land rental charged shall be not less than the amount which would be charged to an Atlanta Airline.

     The provisions of this Article, with respect to the rental rates to be charged, shall not be applicable to those circumstances in which areas may be leased for a period of less than one year, provided there is no option to renew such lease. It is contemplated that from time to time some party may wish to have the use of a particular area for a short period and be unwilling to pay for that short period the minimum rate specified above.

     Any and all net rentals received by the City from such properties shall be credited against the Field Improvements Landing Fees payable by the Atlanta Airlines under the provisions of Article VII of this Agreement. The total credit thus developed shall be apportioned among the respective Atlanta Airlines in the same proportional as the ratio of the Basic Landing Fees paid by each during the preceding twelve-month period bears to the total of all Basis Landing Fees paid by the Atlanta Airlines during such period. It is expressly agreed that all credits based on land rentals of properties acquired under the 1967-72 Airfield Improvements Program, as amended, shall be applied against Field Improvements Program Landing Fees during the period that the City's Airport Revenue Bonds issued to finance the 1967-72 Airfield Improvements Program remain outstanding or April 30, 1999, whichever is later; provided, however, that in no event shall such credits for any year exceed the amount of the Field Improvements Landing Fees due for such year.

                   IX. UNIFORM APPLICATION OF LANDING FEES

     The City covenants that, during the term of this Agreement, and to the extent that it is legally empowered to assess such charges, it will charge landing fees with respect to all aircraft landing, whether such be scheduled or non-scheduled, other than those covered by this Agreement and those covered by similar agreements with other Atlanta Airlines, on a basis similar to that provided in Article VI of this Agreement, i.e., at a rate not less than Sixteen Cents ($0.16) per 1,000 pounds of landing weight of the aircraft, which landing fee rate shall be increased so as to include the rates applicable to such Initial and Additional Field Improvements Landing Fees as may be payable by the Atlanta Airlines pursuant to Article VII hereof, and which rate also may be increased by the City, with a minimum charge in each instance to be set by the City in an amount of at least Six and no/100ths Dollars ($6.00). The provisions of this Article shall not be applicable to aircraft operated by the United States Government or any subdivision thereof.

     That portion of the landing fees collected by the City pursuant to this
Article IX attributable to the Initial or Additional Field Improvements Landing fee rates shall be credited against the Initial and Additional Field Improvements Landing Fees payable by the Atlanta Airlines under the provisions of Article VII of this Agreement. The total credit thus developed shall be apportioned among the Atlanta Airlines in the same proportion that the ratio of the total Basic Landing Fees paid by each during the preceding twelve-month period bears to the total of all Basic Landing Fees paid by all of the Atlanta Airlines during such period.

             X.  REVISED FIELD IMPROVEMENTS IN BASIC LANDING FEES

        The Atlanta Airlines have approved thirteen (13) specific projects as described in Schedule II which is attached hereto and made a part hereof, same being entitled "Revised Field Improvements (Including FY-66 Program)" and showing the City's total cost of those improvements to be $7,424,480.00. The Basic Landing Fees set forth in this Agreement include the Airline's participation in the City's cost of those improvements and no additional landing fees are to be charged by reason thereof.

                          XI.  RULES AND REGULATIONS

        The City may adopt and enforce reasonable rules and regulations, which the Airline agrees to observe and obey, with respect to the use of the Airport and appurtenances, together with all facilities, improvements, equipment, and services of the Airport, not exclusively leased to others, for the purpose of providing for the safety of those using the same; and the City may adopt reasonable rules and regulations, which the Airline agrees to observe and obey, with respect to the use of the other areas and facilities of the Airport, in the interest of health, safety, sanitation, good order, and preservation of the same; provided that such rules and regulations shall be consistent with safety and with rules, regulations, and orders of the Federal Aviation Administration with respect to aircraft operations at the Airport; and provided, further, that such rules and regulations shall not be inconsistent with the provisions of this Agreement, or other agreements with the Airline at the Airport, or the procedures prescribed or approved from time to time by the Federal Aviation Administration with respect to the operation of the Airline's aircraft at the Airport.

                               XII.  INDEMNITY

        The Airline shall indemnify and hold harmless the City against any and all claims of every kind or character growing out of the negligent acts or omissions of the Airline, its agents, or employees, in the exercise of the rights and privileges granted to it hereby, whether such claims shall arise from or be based upon injuries to persons (including death), or damages to property; provided that the City shall give the Airline prompt notice of any claim, damage or loss, or action in respect thereto, and an opportunity to investigate and defend against any such claim or action.

                               XIII.  INSURANCE

        The Airline shall carry public liability insurance with responsible insurance underwriters, having duly designated agent in agents in Georgia upon whom process in any suit or action or other proceedings in courts of the State of Georgia or of the United States may be served, insuring the Airline against liability for injuries to persons (including wrongful death) and damages to property caused by the Airline's negligent acts or omissions in the exercise of the rights and privileges granted hereby, or otherwise caused by the negligence of the Airline in or about the said runways and taxiways, the policy limits thereof to be in the amount of not less than Two Hundred Thousand Dollars ($200,000.00) for any one person, and in the amount of not less than One Million Dollars ($1,000,000.00) for any one accident involving injury (including wrongful death) to more that one person, and in the amount of not less than Two Hundred Thousand Dollars ($200,000.00) for property damage resulting from any one accident. The Airline shall furnish the City with certificates of insurance issued by the insurance underwriters evidencing the existence of valid policies of insurance as aforesaid. Such certificates shall state that the coverage will not be amended so as to decrease the protection below the limits specified therein or be subject to cancellation without adequate notice to the City.

                               XIV.  ASSIGNMENT

        The Airline shall not assign or transfer this Agreement or any right or interest granted to it by this Agreement without the consent of the City (which consent may be withheld in the sole discretion of the City); provided, however, that the Airline may assign and transfer this Agreement, without such consent, in its entirety to a parent corporation, a subsidiary corporation, or a successor corporation. As used in this Article XIV "parent corporation" means a corporation holding 50% or more of the Airline's outstanding voting stock, "subsidiary corporation" means a corporation of whose outstanding voting stock the Airline owns 50% or more, and "successor corporation" means a corporation acquiring substantially all of the Airline's assets.

                XV.  AIRPORT OPERATION IN THE PUBLIC INTEREST

        In the exercise and performance of its powers and duties under the Uniform Airports Law, the City recognizes and declares that the Airport is being operated and maintained in the public interest, for the public convenience and necessity, and hereby declares its intention to encourage and develop air transportation for the citizens of Georgia and in particular for the citizens of the vicinity of Atlanta, and to that end pledges the maintenance, use, and operation of the Airport for public, governmental, and municipal purposes.

            XVI.  AIRPORT REVENUES TO BE USED FOR AIRPORT PURPOSES

        The City agrees that the Fifty Percent (50%) of net Airport revenues formerly allowed by ordinances to be used for any general City corporate purpose will during the term hereof be used for the following purposes only:

        (a) To pay the principal of and the interest on City of Atlanta Special Purpose Airport Revenue Bonds dated October 1, 1958, to the extent permitted or required by the ordinance adopted September 9, 1958, to authorize their issuance.

        (b) To pay the cost of extensions and improvements to or equipment for airport facilities owned by the City of Atlanta, including special purpose facilities and facilities to be acquired or constructed at a new or additional airport or to create a fund for that purpose.

       (c) to pay the principal of and the interest on or to retire any general obligation bonds, revenue certificates, revenue bonds, or other obligations issued for airport purposes.

                         XVII.  TERMINATION BY THE CITY

       The City, in addition to any right of termination or any other right herein granted to it or accruing to it by operation of law, may declare this Agreement terminated in its entirety upon the happening of any one or more of the following events and may exercise all rights of entry and re-entry upon all of the premises exclusively leased to the Airline:

       1. If the rentals, fees, charges, or other money payments which the Airline hereto agrees to pay, or any part thereof, shall be unpaid on the date the same shall become due; or

       2. If the Airline shall file a voluntary petition in bankruptcy, or make a general assignment for the benefit of creditors; or

       3. If any act occurs which operates to deprive the Airline permanently of the rights, power, and privileges necessary for the proper conduct and operation of its business; or

       4. If the Airline abandons service to the Airport for sixty (60) days or more, except when such abandonment and cessation is due to fire, earthquake, strike, governmental action, default of the City, or any other cause beyond its control; or

       5. If any of the covenants or agreements contained herein shall be breached by the Airline.

                       XVIII. TERMINATION BY THE AIRLINE

       The Airline, in addition to any right of termination or any other right herein granted to the Airline or accruing to it by operation of law, may terminate this Agreement in its entirety upon or after the happening of any one of more of the following events:

       1. If any act occurs which operates to deprive the Airline of the rights, power, and privileges necessary for the proper conduct and operation of its business; or

       2. The breach by the City of any of the covenants or agreements herein contained; or

       3. The continued failure or refusal by the City, after thirty (30) days prior written notice to the city, to maintain and operate in a reasonably satisfactory manner the public aircraft facilities at the Airport; or

       4. The continued operation at the Airport, after thirty (30) days prior written notice to the City, of types of air traffic other than commercial airline traffic to the extent that use of the Airport by commercial airline traffic is substantially impaired or restricted; or

       5. If the Airline abandons service to the Airport for sixty (60) days or more.

                           XIX.  TERMINATION NOTICES

       Notwithstanding anything to the contrary in this Agreement contained, no termination declared by either party shall by effective unless and until not less that thirty (30) days shall have elapsed after written notice to the other specifying the date upon which such termination shall take effect and the cause for which it is being terminated (and, if such termination is by reason of a default under this Agreement, specifying such default with reasonable certitude); and no such termination shall be effective if such cause shall have been cured or obviated during such thirty (30) day period; or, in the event that such cause is a default under this Agreement which by its nature cannot be cured within such thirty (30) day period, such termination shall not be effective if the party at fault commences to correct such default within said thirty (30) day period and corrects the same as promptly as reasonably practicable.

                     XX. CONTINUED PERFORMANCE NOT A WAIVER

       Continued performance by either party hereto pursuant to the terms of this Agreement after a default of any of the terms, covenants, or conditions herein contained to be performed, kept, or observed by the other party hereto shall not be deemed a waiver of any right to cancel this Agreement for such default, and no waiver of any such default shall be construed or act as a waiver of any subsequent default.

                            XXI. INVALID PROVISIONS

       It is understood and agreed by and between the Airline and the City that if any covenant, condition, or provision contained in this

Agreement is held to be invalid by any court of competent jurisdiction, or otherwise appears to the Airline and to the City to be invalid, such invalidity shall not affect the validity of any other such covenant, condition, or provision herein contained, provided that the invalidity of any such covenant, condition, or provision does not materially prejudice either the City or the Airline in their respective rights and obligations contained in the remaining valid covenants, conditions, or provisions of this Agreement.

                     XXII. NOTICES, CONSENTS, AND APPROVALS

       All notices, consents, and approvals required or authorized by this Agreement to be given by or on behalf of either party to the other shall be in writing and signed by a duly authorized representative of the party by or on whose behalf they are given.

       Notices to the City shall be addressed to it at the Office of the Aviation General Manager at the Airport and delivered either by hand or by registered or certified mail, postage prepaid, or at such other place as the City may hereafter designate by notice to the Airline in writing.

       Notices to the Airline shall be addressed to it and delivered at the following address:

                            Air South, Inc.
                            1800 St. Julian Place, Suite 400
                            Columbia, SC 29204
either by hand or registered or certified mail, postage prepaid, or at such other office in the continental United States as it may hereafter designate by notice to the City in writing.

                    XXIII.  TERMINATION OF OTHER AGREEMENTS

       Upon the effective date of this Agreement, any and all other agreements heretofore entered into by and between the City and the Airline, insofar as the same relate to the use of the runways and taxiways at the Airport and the tolls and landing fees to be paid therefor, shall stand terminated and cancelled.

               XXIV.  LAND USE PLAN FOR EXISTING AIRPORT APPROVED

       The parties hereto do hereby agree in principle to the Airport Land Use Plan as presented by Drawing No. 75100-512-007 of the Atlanta Airport Engineers, dated July 1978, a copy of which is on file in the office of the City's Aviation General Manager. Said plan is further acknowledged to be the guide for the City and the Atlanta Airlines in the proposed development of the existing Airport.

                            XXV.  AUDITS BY AIRLINES

       The city shall keep complete and adequate books and records concerning all matters which are the subject of this Agreement, and the Atlanta Airline shall be entitled to audit same, at their expense, and shall have access during normal working hours to all such books and records (including, without limitation, accounts, ledgers, and schedules) as are related to the subject matter of this Agreement (including, without limitation, any Field Improvement project costs, land rentals, landing fees, grants, fees, and credits).

                           XXVI.  SECURITY VIOLATIONS

       In the event that any violations of Federal regulations, including but not limited to unauthorized runway crossings, are committed by the Airline's employees, agents, guests, invitees, or any other person who gains access to restricted areas of the Airport by means of the Airline's Leased Premises on the Airport, which violations subject the City to fines imposed by the Federal Aviation Administration pursuant to such regulations, then in such event Airline hereby covenants and agrees to reimburse City fully for such fines promptly upon receipt of demand therefor from the City.

       IN WITNESS WHEREOF, the parties, acting by and through their duly constituted officials and officers, have caused their respective seals to be hereunto affixed on the day and year first above written.

ATTEST:                     CITY OF ATLANTA                    (SEAL)



                            by
----------------------        --------------------------------
 Municipal Clerk                          Mayor


ATTEST:                     AIR SOUTH, INC.                    (SEAL)


/s/                         by  /s/
----------------------        --------------------------------
Assistant Secretary                       President


APPROVED AS TO INTENT:


-------------------------
Aviation General Manager


APPROVED AS TO FROM:        RECOMMENDED:


-------------------------      --------------------------
Assistant City Attorney        Chief Operating Officer

A RESOLUTION

BY TRANSPORTATION AND FINANCE COMMITTEES

              A RESOLUTION AUTHORIZING THE MAYOR TO
              EXECUTE AN AIRPORT USE AGREEMENT WITH
              AIR SOUTH, INC., COVERING THE USE OF
              COMMON AREAS AND FACILITIES AT THE
              HARTSFIELD ATLANTA INTERNATIONAL AIRPORT.

       WHEREAS, Air South, Inc., is planning to provide regularly scheduled airline service from Atlanta to Columbia, SC, Miami, FL, and St. Petersburg, FL; and

       WHEREAS, Air South, Inc., desires to enter into an Airport Use Agreement substantially identical to the Use Agreements between the City and other domestic carriers serving the Airport, as heretofore amended; and

       WHEREAS, it is in the best interest of the Airport and the City to enter into an Airport Use Agreement with Air South, Inc., as hereinafter set forth.

       NOW THEREFORE, BE IT RESOLVED BY THE COUNCIL OF THE CITY OF ATLANTA that the Mayor be and he hereby is authorized to execute on behalf of the City of Atlanta an Airport Use Agreement with Air South, Inc., which shall contain the following terms, conditions, and provisions:

  1) a term effective as of August 15, 1994 and ending September 21, 2010, so as to expire on the same date as all other Airport Use Agreements at Hartsfield Atlanta International Airport; and

  2) containing substantially the same terms, conditions, and provisions set forth in an Airport Use Agreement identical to that Agreement now in effect between the City and the existing Atlanta Airlines dated February 3, 1967, and amended six times, heretofore, the last being Amendment No. 6 dated April 1, 1982, as termed the "Consolidated Airport Use Agreement", and further amended by Amendment No. 1 to the Consolidated Airport Use Agreement; and

  3) such other terms, conditions, and provisions as may be required by City ordinances or Federal regulations or as are customarily included in similar agreements at the Airport.

       BE IT FURTHER RESOLVED that the City Attorney be and he hereby is directed to prepare said Use Agreement for execution by the Mayor, with same to be approved as to form by the City Attorney.



                                                                      APPENDIX I

       BE IT FINALLY RESOLVED that said Use Agreement shall not become binding upon the City of Atlanta, and the City of Atlanta shall incur no obligation nor liability thereunder until the same has been signed by the Mayor and delivered to Air South, Inc.






















                                                                      APPENDIX I

                                   SCHEDULE I

                                    1967-72
                         AIRFIELD IMPROVEMENTS PROGRAM


                                                                      Estimated
Item No.                Description and Comments                        Cost
--------                ------------------------                      ----------
  1           Land Acquisition - acquire approximately
              1,240 acres of land as per the attached
              Drawing No. 68066-024 of the Atlanta
              Airport Engineers dated March 5, 1969,
              titled "Land Acquisition" which is
              attached as Exhibit A and made a part
              hereof by reference.                                   $47,815,000

  2           Accomplish site preparation including the
              clearing, grubbing, grading, drainage,
              engineering, and other site preparation in
              the areas set forth on the attached Drawing
              No. 68066-027 of the Atlanta Airport
              Engineers dated March 5, 1969, titled
              "Site Preparation" which is attached as
              Exhibit B and made a part hereof by
              reference.                                              23,375,000

  3 Construct roadways, including engineering, substantially between the points hereinafter set forth as described on the attached drawing
              No. 68066-026 of the Atlanta Airport
              Engineers dated March 5, 1969, titled "Airport
              Service Roadways" which is attached hereto as Exhibit C and made a part hereof by reference:

                     From Point B south and west to Point H
                     From Point S west to Point T
                     From Point T north and east to Point R
                     From Point A east and south to Point B
                     From Point B west to Point D
                     From Point H south and west to Point S            6,090,000

4 General architectural and engineering fees which are incurred by the City as necessary to determine the maximum feasibility expansion capabilities of the existing terminal and terminal-related facilities, which are general in nature and are not specifically identifiable to or applicable to improvements or facilities that will directly benefit any fewer than all of the Atlanta Airlines.

                                                                     Schedule I
                                                                     Page 1 of 2

              Also, included in this item are the General
              Architectural and Engineering fees which are
              necessary for coordination of the projects set
              forth above and for Engineering Conferences
              with the City, the Airlines and the FAA for
              the accomplishment of these projects.                 782,000

5             Reconstruction, including engineering, of
              existing east-west runway 9L-27R approximately
              8,000 feet in length and necessary portions of
              parallel taxiway located 400 feet from center
              line of runway to center line of taxiway and
              parallel to runway 9L-27R.  This approval
              specifically includes paving, lighting,
              underdrains, marking, and any other construction
              required to make the runway and associated
              taxiway an integral part of the runway and
              taxiway system.                                   $ 3,700,000
                                                                -----------

              TOTAL ESTIMATED COST OF ITEMS 1 - 5               $81,762,000
              ESTIMATED UNDERRUN                                $   528,000 (1)
                                                                -----------

              TOTAL ESTIMATED COST OF COMPLETION                $82,290,000 (2)
                                                                ===========


(1) Majority In Interest of the Atlanta Airlines shall have the right to expend such funds, if any, for top priority projects at the Airport.

(2) Without approval of a Majority In Interest of the Atlanta Airlines, the City shall have the right to curtail and revise any or all of the above items so as to ensure that the total cost of this program does not exceed $82,290,000.






                                                                     Schedule I

                                                                       EXHIBIT A


                                    (MAP)



                               LAND ACQUISITION
                               ATLANTA AIRPORT

                                                                       EXHIBIT B



                                    (MAP)



                               SITE PREPARATION
                               ATLANTA AIRPORT

                                                                       EXHIBIT C


                                    (MAP)



                           AIRPORT SERVICE ROADWAYS
                               ATLANTA AIRPORT

                                 SCHEDULE II

                          REVISED FIELD IMPROVEMENTS
                          (INCLUDING FY-96 PROGRAM)

Item No.                             Item                                Total Cost                  City's Part
--------               --------------------------------                  ----------                  -----------
  1                    Acquiring additional land                         $1,800,000                  $900,000
                       and property interests to
                       Runway 9L-27R

  2                    Acquiring additional land                          1,747,900                   873,950
                       and property interests for
                       approach to Runway 9R-27L

  3                    Installing I-H lighting system                       110,000                    32,830
                       Runway 15-33.  Installing
                       taxiway lights on portions of
                       Runways 15-33 and 3-21

  4                    Construct additional aircraft
                       parking apron                                        573,000                   286,500

  5                    Fire truck access road                                12,000                     6,000

  6                    Construct additional taxiway
                       from Runway 3 to 9-R                                  70,000                    35,000

  7                    Construct new fire station on
                       south side of Airport
                          Construction cost                                 142,000                    71,000
                          Equipment cost                                    120,000                   120,000

  8                    Acquire additional property                        2,000,000                 1,000,000
                       interests for Runway 9-R
                       approach zone

  9                    Acquire additional property                        1,500,000                   750,000
                       interests for sight line from
                       tower to Runway 9-R

 10                    Acquire additional property                          500,000                   250,000
                       interests for Runway 3
                       approach zone

 11                    Additional property interests                      4,500,000                 2,250,000
                       for clear zone to Runway 21

                                                                     Schedule II

Item No.                                      Item                               Total Cost                  City's Part
--------                     ----------------------------------------           ------------                -------------
   12                        Develop first stage of new                           1,500,000                    750,000
                             terminal area for the purpose
                             of creating a sight line to
                             Runway 9-R

   13                        Construction of interior airport                       200,000                    100,000
                             perimeter road
                                                                                -----------                 ----------

       TOTAL                                                                    $14,774,900                 $7,424,480
                                                                                ===========                 ==========


                                                                     Schedule II

                    ADDENDUM TO THE AIRPORT USE AGREEMENT
                    (CONSOLIDATED AS OF FEBRUARY 1, 1991)


                        FIELD IMPROVEMENT LANDING FEES


At the inception of this Agreement and until such time as the Airline has established the full twelve (12) month period of Basic Landing Fees paid, to allow inclusion of the Airline in the proration of the annual Field Improvements Landing Fees to all of the Airlines, pursuant to Article VII, the Airline will be charged monthly Field Improvement Landing Fees at the per thousand pound rate in effect for the Atlanta Airlines during such period.

THE INITIAL FIELD IMPROVEMENTS LANDING FEE-AIP #1


This Landing Fee covers the financing of 1967-72 major airfield improvements and is re-calculated May 1 of each year to allocate a proportionate share of the annual requirement to amortize the costs to the Atlanta Airlines, based on each Airline's pro rata share of Basic Landing Fees paid during the preceding twelve (12) month period.

THE ADDITIONAL FIELD IMPROVEMENTS LANDING FEE-AIP #2


This Landing Fee covers the financing of the construction of the northernmost runway, or fourth (4th) runway. The annual amount required to amortize the costs is allocated among the Atlanta Airlines on the same basis as AIP #1, i.e., based on each Airline's pro rata share of Basic Landing Fees paid during the preceding twelve

ADDENDUM TO THE AIRPORT USE AGREEMENT
Page 2 of 2


(12) month period, with the exception that AIP #2 Landing Fee has two calculation dates. A portion of the annual requirement is allocated among the Airlines January 1 of each year and the remaining portion of the annual requirement is allocated May 1 of each year.

FUTURE ADDITIONAL FIELD IMPROVEMENTS LANDING FEES


Any future major airfield improvements which the City undertakes with the approval of a Majority In Interest of the Atlanta Airlines will require an Additional Field Improvements Landing Fee. Once the annual requirement to amortize the cost of such improvements is established, the allocation of the Airline's pro rata share will be made in accordance with the procedure established for AIP #1 and AIP #2 Landing Fee allocation.

                                    [MAP]

                                 [FLOOR PLAN]







                                                                     EXHIBIT B

                                 [FLOOR PLAN]







                                                                     EXHIBIT B
                                                                     Page 2 of 2